Exhibit 10.1

IMMUNITYBIO, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(As reviewed and approved March 9, 2021 immediately prior to the closing of the merger with private ImmunityBio, Inc.)

ImmunityBio, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2015 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy is effective, as revised, as of March 9, 2021 (the “Effective Date”).

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $50,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Membership and Committee Chairperson Annual Cash Retainer

As of the Effective Date, each Outside Director who serves as the chair or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Chairperson of Audit Committee:	$10,000
Lead Independent Director	$20,000
Chairperson of the Compensation Committee	$7,500
Chairperson of the Nominating and Corporate Governance Committee	$7,500
Chairperson of the Related Party Transaction Committee	$7,500
Chairperson of the Special Committee	$15,000

Member of Audit Committee:	$10,000
Member of Compensation Committee	$7,500
Member of the Nominating and Corporate Governance Committee	$7,500
Member of the Related Party Transaction Committee	$7,500
Member of the Special Committee	$15,000

For clarity, each Outside Director who serves as the chair of a committee will receive both the additional annual fee as the chair of the committee and the additional annual fee as a member of the committee.

2.	EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)	[OMITTED]

(c)	[OMITTED]

3.	CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards, provided that the Outside Director continues to be an Outside Director through such date.

4.	ANNUAL COMPENSATION LIMIT

No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and Awards with an aggregate value greater than $750,000 (with the value of each Award based on the value on the grant date for purposes of the limitation under this Section 4). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.	TRAVEL EXPENSES/CONTINUING EDUCATION

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company. In addition, each Outside Director shall be eligible to be reimbursed by the Company, including travel expenses, for up to two (2) days of in-person or on-line continuing education classes/seminars regarding corporate governance, directors’ fiduciary duties or similar items of interest related to the Outside Director’s duties.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

8.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.	REVISIONS

The Compensation Committee in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.